UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 11, 2013

HI-TECH PHARMACAL CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville,	New York 11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2013, ECR Pharmaceutical Co., Inc. (“ECR”), a wholly owned subsidiary of Hi-Tech Pharmacal Co., Inc. (the “Company”), entered into an employment agreement with Dr. Cameron Durrant pursuant to which Dr. Durrant is to serve as President and Chief Executive Officer of ECR.

The term of the employment agreement is until April 30, 2014, unless earlier terminated pursuant to the provisions of the agreement. Dr. Durrant is to receive an annual base salary of $385,000. Upon each anniversary of the effective date during the term of the employment agreement, Dr. Durrant’s salary will be increased by 5%. Dr. Durrant may be entitled to receive certain bonuses based on ECR’s financial performance, among other criteria. Dr. Durrant will receive, on the date of signing (subject to approval by the Company’s Compensation Committee), an option to purchase 50,000 shares of the Company’s common stock, subject to the Company’s 2012 Incentive Compensation Plan. Thereafter, Dr. Durrant will receive (subject to approval by the Company’s Compensation Committee) for each fiscal year during the term of the agreement after the first fiscal year, an option to purchase 30,000 shares of the Company’s common stock, subject to the Company’s 2012 Incentive Compensation Plan.

The employment agreement provides that Dr. Durrant’s employment will terminate in the event of Dr. Durrant’s death or total disability, a termination for Cause, a termination by Dr. Durrant for Good Reason, or a termination by the Company upon six (6) months’ prior written notice (a “Discretionary Termination”). In the case of a Discretionary Termination or a termination by Dr. Durrant for Good Reason, Dr. Durrant will be entitled to receive severance payments equal to the sum of (i) the greater of (A) six (6) months of Dr. Durrant’s salary or (B) Dr. Durrant’s salary for the balance of the term of the agreement and (ii) a pro rated portion of the bonus Dr. Durrant would otherwise be due for the year in which such termination occurs. In addition, the Company will keep in effect all health insurance and benefits for a period equal to the lesser of the balance of the term of the agreement or until Dr. Durrant obtains similar benefits from a new employer. Dr. Durrant is not entitled to receive severance in the event his employment is terminated for Cause, or as a result of his total disability or death.

In the event Dr. Durrant’s employment is terminated following a Change in Control (as defined in the agreement), except for a termination as a result of Cause, or as a result of Dr. Durrant’s death or total disability, the Company will pay or cause its successor to pay to Dr. Durrant, in cash, a lump sum within thirty (30) days after the Change in Control Termination, an amount equal to one and one-half or two times (depending on when the Change in Control occurs) Dr. Durrant’s base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control Termination, plus (ii) his annual bonus for the year immediately preceding the Change in Control Termination. In addition, following a Change in Control Termination, ECR or its successor will keep in effect all health insurance and benefits for a period equal to the lesser of one year or until Dr. Durrant obtains similar benefits from a new employer.

The employment agreement contains standard work for hire, confidentiality and indemnification provisions.

A copy of the employment agreement is attached hereto as Exhibit 99.1.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Davis Caskey, Vice President Pharmaceutical Operations of ECR Pharmaceutical Co., Inc. (“ECR”), a wholly owned subsidiary of the Company, has announced that he will be retiring from the Company effective March 31, 2013.

On March 11, 2013, ECR appointed Cameron Durrant to the positions of President and Chief Executive Officer pursuant to an employment agreement further described in Item 1.01 above.

Dr. Durrant, age 52, has been a consultant for ECR for the past six months and worked in the pharmaceutical industry for 22 years, and in medical practice for 8 years prior. He has been CEO or interim CEO for four venture-backed companies and CFO of a public company. He has been a senior executive at Johnson and Johnson, Pharmacia Corporation (until its acquisition by Pfizer), GSK and Merck. He has served as the founding investor, Chairman, CEO and CFO of publicly-traded PediatRx, Executive Chairman of publicly-traded Anavex, CEO of PediaMed Pharmaceuticals, a founding director of Bexion Pharmaceuticals, a board member of Topaz Pharmaceuticals (acquired by sanofi-aventis), and a board member of Alcyone Life Sciences. Dr. Durrant has been an advisor to Microsoft Corporation, Prism Pharmaceuticals (acquired by Baxter), Pilgrim Software (acquired by a private equity group), Aprecia Pharmaceuticals and Saxa Private Equity Partners. He has also been involved in creating companies around targeted early-stage technologies with Cincinnati Children’s Hospital and assisted numerous private equity groups in their diligence efforts.

Dr. Durrant earned his medical degree from the Welsh National School of Medicine, Cardiff, UK, his DRCOG from the Royal College of Obstetricians and Gynecologists, London, UK, his MRCGP from the Royal College of General Practitioners, London, UK, his DipCH from the Melbourne Academy, Australia and his MBA from Henley Management College, Oxford, UK.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Employment Agreement of Cameron Durrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2013	HI-TECH PHARMACAL CO., INC.

/s/ William Peters
Name: William Peters
Title: Vice President and Chief Financial Officer

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Exhibit 99.1 Employment Agreement of Cameron Durrant

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